Exhibit 99.1

COMPANY CONTACT:	AT FINANCIAL RELATIONS BOARD:
James Mead	Leslie Loyet	Tim Grace
Chief Financial Officer	General Information	Media Inquiries
(312) 658-5740	(312) 640-6672	(312) 640-6667

FOR IMMEDIATE RELEASE

JUNE 30, 2006

STRATEGIC HOTELS & RESORTS ANNOUNCES THE APPOINTMENT OF

JAMES A. JEFFS TO THE BOARD OF DIRECTORS

Chicago, IL – June 30, 2006 – Strategic Hotels & Resorts (NYSE: BEE) today announced the appointment of James A. Jeffs to the company’s board of directors. Mr. Jeffs is chairman of the board of Whittier Energy Corporation, an oil and gas exploration and production company headquartered in Houston and listed on the NASDAQ. He is a director of Max Petroleum Plc, an AIM-listed company which has commenced a dual listing on the Frankfurt Stock Exchange. He is also a director of energy firms Magnum Oil and South Oil Company, both based in Russia. Mr. Jeffs has served since 1994 as managing director and chief investment officer of The Whittier Trust Company, a trust and investment management company headquartered in South Pasadena, CA.

Mr. Jeffs is former chairman of the board, co-chairman and chief executive officer of Chaparral Resources, Inc. Before that he was chief investment officer and senior vice president of Trust Services of America, and president and chief executive officer of TSA Capital Management. Mr. Jeffs also served on the board of investments of The Los Angeles County Employees Retirement Association.

Laurence Geller, chief executive officer of Strategic Hotels & Resorts, stated, “We are delighted with the appointment of Jim Jeffs to our board of directors. His demonstrated leadership and experience within both the investment and international financial markets will be of tremendous value to the board and to our company's long-term growth and success."

About the Company

Strategic Hotels & Resorts, Inc. is a real estate investment trust (REIT) which owns and asset manages high-end hotels and resorts. The company has ownership interests in 19 properties with an aggregate of 9,658 rooms. For further information, please visit the company's website at http://www.strategichotels.com.